SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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DATASTREAM SYSTEMS, INC.
(Name of Registrant as Specified in its Charter)

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DATASTREAM SYSTEMS, INC.
50 Datastream Plaza
Greenville, South Carolina 29605
(864) 422-5001

April 28, 2003

Dear Stockholder:

     You are cordially invited to attend the 2003 Annual Meeting of Stockholders of Datastream Systems, Inc., which will be held at 2:00 p.m. on Thursday, June 5, 2003 at Datastream Systems, Inc., 50 Datastream Plaza, Greenville, South Carolina 29605.

     The principal business of the meeting will be to: (i) elect two directors to Class I of the Company’s Board of Directors, to serve for three-year terms expiring in the year 2006; (ii) to consider approval of a proposal to increase the number of shares of common stock reserved for issuance under the Datastream Systems, Inc. 1998 Stock Option Plan by 600,000 shares; and (iii) to transact such other business as may properly come before the meeting.

     Whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy card in the postage prepaid envelope provided so that your shares will be voted at the meeting. If you decide to attend the meeting, you may, of course, revoke your proxy and personally cast your votes.

Sincerely yours, Larry G. Blackwell Chairman, President and Chief Executive Officer

DATASTREAM SYSTEMS, INC.
50 Datastream Plaza
Greenville, South Carolina 29605

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     The 2003 Annual Meeting of Stockholders of Datastream Systems, Inc. will be held at 2:00 p.m. on Thursday, June 5, 2003 at Datastream Systems, Inc., 50 Datastream Plaza, Greenville, South Carolina 29605. The meeting is called for the following purposes:

     (1) To elect two directors to Class I of the Company’s Board of Directors, to serve for three-year terms expiring in the year 2006;

     (2) To consider approval of a proposal to increase the number of shares of common stock reserved for issuance under the Datastream Systems, Inc. 1998 Stock Option Plan by 600,000 shares; and

     (3) To transact such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on April 21, 2003 as the record date for the purpose of determining the stockholders who are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

By Order of the Board of Directors, Larry G. Blackwell Chairman, President and Chief Executive Officer

Greenville, South Carolina
April 28, 2003

IF YOU ARE UNABLE TO BE PRESENT AT THE MEETING, YOU ARE
REQUESTED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY
CARD SO THAT YOUR SHARES WILL BE REPRESENTED.

DATASTREAM SYSTEMS, INC.
50 Datastream Plaza
Greenville, South Carolina 29605

PROXY STATEMENT

     This Proxy Statement is furnished by and on behalf of the Board of Directors of Datastream Systems, Inc. (the “Company”) in connection with the solicitation of proxies for use at the 2003 Annual Meeting of Stockholders of the Company to be held at 2:00 p.m. on Thursday, June 5, 2003 at Datastream Systems, Inc., 50 Datastream Plaza, Greenville, South Carolina 29605, and at any adjournments or postponements thereof (the “Annual Meeting”). This Proxy Statement and the enclosed proxy card will be first mailed on or about April 28, 2003 to the Company’s stockholders of record on the Record Date, as defined below.

THE BOARD OF DIRECTORS URGES YOU TO MARK, SIGN, DATE AND
RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE
PREPAID ENVELOPE PROVIDED.

SHARES ENTITLED TO VOTE

     If the enclosed proxy card is executed and returned (and not revoked) prior to the Annual Meeting, the shares of common stock, $.01 par value per share (the “Common Stock”), represented thereby will be voted as specified by the stockholder or stockholders granting the proxy. However, if the proxy card is executed and returned (and not revoked) prior to the Annual Meeting and no voting instructions are specified, the shares of Common Stock represented thereby will be voted (i) FOR the election as director of the nominees listed in this Proxy Statement, (ii) FOR the proposal to increase the number of shares of common stock reserved for issuance under the Datastream Systems, Inc. 1998 Stock Option Plan by 600,000 shares and (iii) if the Company did not have notice on or before March 26, 2003 of any matters properly brought before the meeting, in the sole discretion of the proxies as to such matters. The submission of a signed proxy will not affect a stockholder’s right to attend and to vote in person at the Annual Meeting. A stockholder who executes a proxy may revoke it at any time before it is voted by filing with the Secretary of the Company either a written revocation or an executed proxy bearing a later date or by attending and voting in person at the Annual Meeting.

     Only holders of record of Common Stock as of the close of business on April 21, 2003 (the “Record Date”) will be entitled to vote at the Annual Meeting. As of the close of business on the Record Date, there were 19,969,476 shares of Common Stock (the “Shares”) outstanding. Holders of Shares authorized to vote are entitled to cast one vote per Share on all matters. The holders of a majority of the Shares outstanding and entitled to vote must be present in person or represented by proxy to constitute a quorum. Shares as to which authority to vote is withheld and abstentions will be counted in determining whether a quorum exists.

     Under Delaware law, directors are elected by the affirmative vote of a plurality of the shares present in person or represented by proxy and entitled to vote in the election at a meeting at which a quorum is present. Only votes actually cast will be counted for the purpose of determining whether a particular nominee received more votes than the persons, if any, nominated for the same seat on the Board of Directors.

     Approval of the proposal to increase the number of Shares reserved for issuance under the 1998 Stock Option Plan, as well as any other matter that may properly come before the Annual Meeting, requires the affirmative vote of a majority of the Shares present in person or represented by proxy and entitled to vote on such matter at a meeting at which a quorum is present. Abstentions will be counted in determining the minimum number of votes required for approval and will, therefore, have the effect of votes against such proposals. Broker non-votes, those shares held by a broker or nominee as to which such broker or nominee does not have discretionary voting power, would not affect the outcome.

     With respect to any other matters that may come before the Annual Meeting, if proxies are executed and returned, such proxies will be voted in a manner deemed by the proxy representatives named therein to be in the best interests of the Company and its stockholders.

PROPOSAL I - ELECTION OF DIRECTORS

     The Company’s Certificate of Incorporation provides for a classified Board of Directors. Pursuant to the Certificate of Incorporation, the Board of Directors must be separated into three classes, each consisting, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The number of directors of the Company is currently set at six, and accordingly, each class of directors consists of two directors. Each class serves three years, with the terms of office of the respective classes expiring in successive years. The term of office of the directors in Class I, James R. Talton, Jr. and Robert C. Davis, expires at the Annual Meeting. The Board of Directors proposes that Messrs. Talton and Davis be re-elected to Class I for a new term of three years expiring in 2006 and until their successors are duly elected and qualified.

     All Shares represented by properly executed proxies received in response to this solicitation will be voted in connection with the election of the Class I directors as specified therein by the stockholders. Unless otherwise specified in the proxy, it is the intention of the persons named on the enclosed proxy card to vote FOR the election of Messrs. Talton and Davis to the Board of Directors. Messrs. Talton and Davis have consented to serve as directors of the Company if elected. If at the time of the Annual Meeting either nominee is unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy card may be exercised to vote for a substitute candidate designated by the Board of Directors.

     Stockholders may withhold their votes from a nominee by so indicating in the appropriate space provided on the enclosed proxy card.

Director Nominee Biographical Information

     Set forth below is certain biographical information furnished to the Company by its directors, including James R. Talton, Jr. and Robert C. Davis, the director nominees for the Company’s Class I directorships. Messrs. Talton and Davis currently serve as directors of the Company.

JAMES R. TALTON, JR.
Age: 60
Class I Director – Term expires 2003

     Mr. Talton has served as a director of the Company since March 2001. He currently serves as Chairman of the Board of Directors for Impact Design Build, Inc., a real estate development company, and has served in that capacity since January 2000. From July 1999 to January 2000, Mr. Talton served as a Vice President for Impact. From July 1986 until July 1999, Mr. Talton served as the Managing Partner of KPMG Peat Marwick’s Raleigh, North Carolina office. From October 1979 until June 1986, he served as Managing Partner of KPMG Peat Marwick’s Greenville, South Carolina office. Mr. Talton, a retired Certified Public Accountant, received a Bachelor of Science degree in Accounting from East Carolina University.

ROBERT C. DAVIS
Age: 58
Class I Director – Term expires 2003

     Mr. Davis has served as a director of the Company since April 2003. He currently serves as Chairman of Capital Insights, LLC, a boutique venture capital firm, and has served in that capacity since 1998. He also acts as a private tax and business consultant to various entities in Washington D.C., North Carolina and South Carolina. From 1977 to 1991, Mr. Davis served as the Partner-in-Charge of Tax Practice at KPMG Peat Marwick in Washington D.C., and from 1972 to 1977, he held the same position at KPMG Peat Marwick’s office in Greenville, South Carolina. From 1966 to 1977, Mr. Davis served as an Audit Staff Accountant and Tax Manager at KPMG Peat Marwick in Raleigh, North Carolina. Mr. Davis, a retired Certified Public Accountant, received a Bachelor of Science degree in Business Administration from the University of North Carolina at Chapel Hill.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED ABOVE IN THE CLASS NOTED ABOVE.

Biographical Information Concerning Other Directors

RICHARD T. BROCK
Age: 55
Class II Director – Term Expires 2004

     Mr. Brock has served as a director of the Company since August 1993. In 1984, Mr. Brock founded the predecessor of Firstwave Technologies, Inc., a publicly-held provider of sales and marketing automation software, for which he has served in various capacities, including Chief Executive Officer and President, since 1984. He currently serves as President and Chief Executive Officer and as a director of Firstwave Technologies. He is also the founding partner of Brock Capital Partners, a privately-held venture capital fund. He also founded and formerly served as Chief Executive Officer of Management Control Systems, Inc. Mr. Brock is a nationally-recognized developer, author and speaker on sales, marketing and service automation and business development strategy. Mr. Brock received a Bachelor of Science degree in Accounting from Spring Hill College and a Masters in Business Administration from Louisiana State University. He is also a Certified Public Accountant.

IRA D. COHEN
Age: 51
Class II Director – Term Expires 2004

     Mr. Cohen has been a director of the Company since February 1995. Since 1988, Mr. Cohen has served as a Managing Director of Updata Capital, Inc., an investment banking firm he co-founded that focuses on mergers and acquisitions in the information technology industry. Mr. Cohen also co-founded Updata Software, Inc., and served as its Chief Financial Officer from 1986 to 1988. In addition, Mr. Cohen is a Principal with two related venture funds: Fallen Angel Equity and Updata Venture Fund. Mr. Cohen is also a director of Alphanet Solutions, Inc. and several privately held companies. He holds a Bachelor of Science degree in Accounting from City University of New York, Herbert H. Lehman College, and he is a registered Certified Public Accountant in New York and New Jersey.

LARRY G. BLACKWELL
Age: 62
Class III Director – Term Expires 2005

     Dr. Blackwell, the founder of the Company, has served as Chairman of the Board, Chief Executive Officer and President of the Company from its inception in 1986. Prior to founding the Company, he was President of a subsidiary of Wisconsin Power & Light. He also co-founded and formerly served as Chairman of the Board of EDI Technology Companies, an environmental process engineering consulting company. Dr. Blackwell served four years as an officer in the Navy and holds a Bachelor of Science degree in Engineering from the University of Mississippi, a Master of Science degree from the Georgia Institute of Technology and a Ph.D. in Environmental Systems Engineering from Clemson University. Dr. Blackwell is a registered Professional Engineer in Illinois, Pennsylvania and South Carolina and has received numerous business and engineering honors including Inc. magazine’s 1994 “Entrepreneur of the Year” for the State of South Carolina and Innovision Technology Awards’ 2002 Charles Townes Individual Achievement Award. Dr. Blackwell is the father-in-law of W. Scott Millwood, who was a Named Executive Officer of the Company, as that term is defined in the Executive Compensation section of this proxy statement, in fiscal 2002.

JOHN M. STERLING, JR.
Age: 65
Class III Director – Term Expires 2005

     Mr. Sterling has served as a director of the Company since February 1986. He also served as the Chairman of the Board of Directors of HomeGold Financial, Inc. (formerly Emergent Group, Inc.) from December 1990 to June 2002 and served as a director of HomeGold until March 2003. He served as President of HomeGold from December 1990 to August 1996 and as its Chief Executive Officer from December 1990 until May 2000. Mr. Sterling also served as President of Palmetto Seed Capital Corp. from September 1993 to October 1998 and served as a General Partner of Reedy River Ventures Limited Partnership from 1981 until August 1995. Reedy River provided venture capital financing to the Company to fund its early development, and Mr. Sterling originally served on the Board of Directors of the Company pursuant to that relationship. Mr. Sterling holds a Bachelor of Science degree in Civil Engineering from The Citadel and a Masters in Business Administration from The Darden Graduate School of Business, University of Virginia. Mr. Sterling is the father of John M. Sterling, III, who was a Named Executive Officer of the Company in fiscal 2002.

Additional Information Concerning The Board Of Directors

     On March 16, 2001, the Board of Directors increased the number of the Company’s directors from five to six, which created a vacancy in Class I of the Company’s three classes of directors. On the same date, the Board of Directors appointed Mr. James R. Talton, Jr. to fill the vacancy on the Board of Directors. Later in 2001, Mr. Kenneth Tracy, a Class I director, passed away, leaving a vacancy in this class. On April 3, 2003, the Board of Directors appointed Robert C. Davis to fill this vacancy. The Company’s Board of Directors held seven meetings during fiscal 2002 and took action by unanimous written consent four times.

     During fiscal 2002, the Board maintained two standing committees, an Audit Committee and a Compensation Committee, but did not have a Nominating Committee. The Company’s Certificate of Incorporation, however, provides that shareholders may propose a candidate for consideration by the Board of Directors for election of directors at an annual meeting of stockholders by providing notice thereof to the Company’s Corporate Secretary not less than ninety days in advance of the annual meeting, and in such notice, provide to the Company certain information relating to the proposed nominee.

     Committees of the Board of Directors. The Audit Committee reviews and makes recommendations regarding the Company’s employment of independent auditors, the annual audit of the Company’s financial statements and the Company’s internal accounting practices and policies. In fiscal 2002, the Audit Committee consisted of Messrs. Brock, Cohen (Chairman) and Talton, and held eight meetings. For fiscal 2003, the Audit Committee again consists of Messrs. Brock, Cohen (Chairman) and Talton. The Audit Committee operates under a written charter initially adopted June 9, 2000 and amended and restated on March 16, 2001 and March 15, 2002. All members of the Company’s Audit Committee in 2002 and 2003 were and are “independent,” as defined by the National Association of Securities Dealer’s listing standards.

     The Compensation Committee reviews and approves compensation arrangements for senior management of the Company (including short-term incentive compensation), makes recommendations concerning the adoption of any compensation plans in which management is eligible to participate and reviews and approves grants of stock options or other benefits under such plans. In fiscal 2002, the Compensation Committee consisted of Messrs. Brock (Chairman), Sterling (Jr.) and Talton, until September 2002, when the Board redesignated the members of the Compensation Committee to consist of Messrs. Brock (Chairman) and Talton. The Compensation Committee held one meeting in fiscal 2002 and took action by unanimous written consent two times. For fiscal 2003, the Compensation Committee consists of Messrs. Brock (Chairman) and Talton.

     No director attended less than 75% of the aggregate number of meetings of the Board and the committees of the Board on which he served that were held during fiscal 2002.

     Compensation of Directors. In fiscal 2002, non-management directors received four quarterly retainers of $1,750 each, and were reimbursed for expenses incurred in connection with attendance at meetings of the Board of Directors or committees thereof. The Company has also adopted a Stock Option Plan for Directors, which provides for a grant of an option to purchase 9,000 shares of Common Stock to non-management directors when they join the board and thereafter an annual grant of options. In 2001, this annual grant was for an option to purchase 2,000 shares of Common Stock. On April 10, 2002, the Board of Directors amended the plan to provide for an annual grant of an option to purchase 4,000 shares of Common Stock and granted each non-employee director an additional one-time option to purchase 2,000 shares of Common Stock in connection therewith.

REPORT OF THE AUDIT COMMITTEE

     The following report of the Audit Committee does not constitute “soliciting material” and shall not be deemed “filed” with the Securities and Exchange Commission or incorporated by reference into any other filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this report by reference in any of those filings.

     The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee operates under a written charter initially adopted by the Board of Directors on June 9, 2000 and amended and restated on March 16, 2001 and March 15, 2002. This report reviews the actions taken by the Audit Committee with regard to the Company’s financial reporting process during 2002 and particularly with regard to the Company’s audited consolidated financial statements as of December 31, 2002 and 2001 and for the three years in the period ended December 31, 2002. The Audit Committee is composed solely of independent directors, as that term is defined by the National Association of Securities Dealers, Inc.

     The Company’s management has primary responsibility for the Company’s financial statements and reporting process, including the systems of internal controls. The Company’s independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report thereon. The committee oversees these processes and recommends annually to the Board of Directors the accountants to serve as the Company’s independent auditors for the coming year.

     The Audit Committee has implemented procedures that guide its activities during the course of each fiscal year and which are designed for it to devote the attention that it deems necessary or appropriate to fulfill its oversight responsibilities under the Audit Committee’s charter. To carry out its responsibilities, the Audit Committee met eight times during 2002.

     In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements to be included in the Company’s Annual Report on Form 10-K for 2002, including a discussion of the quality (rather than just the acceptability) of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

     The Audit Committee also reviewed with the Company’s independent auditors, KPMG LLP, their judgments as to the quality (rather than just the acceptability) of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61, Communication with Audit Committees, as may be modified or supplemented from time to time. The Audit Committee has received from the independent auditors, as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committee, (i) a written disclosure, indicating all relationships, if any, between the independent auditor and its related entities and the Company and its related entities which, in the auditor’s professional judgment, reasonably may be thought to bear on the auditor’s independence, and (ii) a letter from the independent auditor confirming that, in its professional judgment, it is independent of the Company. In addition, the Audit Committee discussed with KPMG LLP their independence from management and the Company, including the matters in the written disclosures required of KPMG LLP by Independence Standards Board Standard No. 1. The Audit Committee also considered whether the provision of services during 2002 by KPMG LLP that were unrelated to their audit of the financial statements referred to above and to their reviews of the Company’s interim financial statements during 2002 is compatible with maintaining KPMG’s independence.

     Additionally, the Audit Committee discussed with the Company’s independent auditors the overall scope and plan for their audit. The Audit Committee met with the independent auditors to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for 2002 for filing with the Securities and Exchange Commission. The Audit Committee also recommended to the Board of Directors that the Company retain KPMG LLP as the Company’s independent auditors for 2003.

     The foregoing report has been submitted by each of the members of the Audit Committee of the Board of Directors:

Ira D. Cohen, Chairman Richard T. Brock James R. Talton, Jr.

March 18, 2003

Executive Officers

     In March 2003, the Board of Directors undertook its annual review and designation of the Company’s executive officers for Section 16 and other corporate governance purposes. At such time, the Board of Directors identified Dr. Blackwell, Ralph T. Carter, C. Alex Estevez and Javier Buzzalino as the Company’s executive officers. The executive officers of the Company serve at the discretion of the Board of Directors. See “Biographical Information Concerning Other Directors” for information about Dr. Blackwell.

JAVIER BUZZALINO
Senior Vice President of Development
Age: 41

     Mr. Buzzalino has served as the Senior Vice President of Development since March 2003. Prior to that time, he was Vice President of Product Development since May 2000 and Vice President of iProcure Development from January 2000 to May 2000. Prior to joining the Company, Mr. Buzzalino worked for Fluor Daniel, Inc., an engineering, procurement and construction corporation, where he served as Systems Manager from 1997 to 2000, Systems Architect from 1996 to 1997, and Senior Developer from 1991 to 1995. Mr. Buzzalino also served as Large Accounts Manager for IBM from 1987 to 1990 and as a Developer for First National Bank of Boston from 1986 to 1987. Mr. Buzzalino holds an advanced degree in Civil Engineering from the University of Buenos Aires and a Masters in Business Administration from Clemson University. Mr. Buzzalino is a Certified Professional Engineer of Canada.

RALPH T. CARTER
Chief Operating Officer
Age: 40

     Mr. Carter joined the Company as its Chief Operating Officer in August 2000. Prior to joining the Company, Mr. Carter served as Vice President-North American Sales for Honeywell International from October 1999 until July 2000. From August 1998 until October 1999 he served as Vice President-Americas Field Operations for Honeywell-Measurex and from December 1997 until August 1998 he served as its Director-North American Field Operations. From 1994 to 1997, Mr. Carter served as Regional Manager-Northeast for Measurex Corporation. Mr. Carter holds a Bachelor of Science degree in Chemical Engineering from the University of Maine.

C. ALEX ESTEVEZ
Chief Financial Officer
Age: 32

     Mr. Estevez was named Chief Financial Officer of the Company in April 1999. Prior to that time, he served as the Company’s Vice President of Corporate Development from June 1998 until April 1999 and as the Director of Planning from June 1997 to June 1998. Prior to joining the Company, Mr. Estevez worked in the investment banking technology group at Raymond James & Associates from September 1992 through June 1995, where he focused on technology-based mergers and acquisitions and equity offerings, including the Company’s initial public offering. From June to August 1996, he was an associate with Deloitte & Touche LLP. Mr. Estevez holds an A.B. degree from Harvard College and attended the J.L. Kellogg Graduate School of Management, Northwestern University from September 1995 through May 1997, where he received a Masters of Management in Finance and Strategy.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who own beneficially more than 10% of the Company’s Common Stock to file reports of ownership and changes in ownership of such stock with the SEC and the National Association of Securities Dealers, Inc. Directors, executive officers and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all such forms they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, its directors, executive officers and greater than 10% stockholders complied during fiscal 2002 with all applicable Section 16(a) filing requirements.

Beneficial Ownership Of Common Stock

     The following table sets forth information concerning (i) those persons known by management of the Company to own beneficially more than 5% of the Company’s outstanding Common Stock, (ii) the directors of the Company, (iii) the Named Executive Officers of the Company named in the Summary Compensation Table included elsewhere herein and (iv) all current directors and executive officers of the Company as a group. Such information is provided as of April 7, 2003. The number of shares of Common Stock issued and outstanding as of April 7, 2003 was 19,969,476. According to rules adopted by the Securities and Exchange Commission, a person is the “beneficial owner” of securities if he or she has or shares the power to vote them or to direct their investment or has the right to acquire beneficial ownership of such securities within 60 days through the exercise of an option, warrant or right, the conversion of a security or otherwise. Except as otherwise noted, the indicated owners have sole voting and investment power with respect to shares beneficially owned. An asterisk in the percent of class column indicates beneficial ownership of less than 1% of the Company’s outstanding Common Stock.

Name of Beneficial Owner+	Amount and Nature of Beneficial Ownership		Percent Of Class

Larry G. Blackwell	2,354,834	(1)	11.7%
Ralph T. Carter	105,448	(2)	*
C. Alex Estevez	148,288	(3)	*
W. Scott Millwood	219,686	(4)	1.1%
John M. Sterling, III	610,469	(5)	3.0%
Richard T. Brock	24,000	(6)	*
Ira D. Cohen	15,000	(7)	*
Robert C. Davis	200		*
John M. Sterling, Jr	153,072	(8)	*
James R. Talton, Jr	13,915	(9)	*
All current directors and
executive officers
as a group (9 persons)	2,854,425	(10)	14.0%

Other Stockholders
Brown Capital Management, Inc.	3,817,650	(11)	19.1%
Eagle Asset Management, Inc.	2,086,839	(12)	10.5%
Lord, Abbett & Co.	2,890,605	(13)	14.5%

+	Unless otherwise indicated, the address of each of the beneficial owners identified is 50 Datastream Plaza, Greenville, South Carolina 29605.
(1)	Includes 112,478 shares of Common Stock subject to options exercisable on or within 60 days after April 7, 2003.
(2)	Includes 103,334 shares of Common Stock subject to options exercisable on or within 60 days after April 7, 2003.
(3)	Includes 147,267 shares of Common Stock subject to options exercisable on or within 60 days after April 7, 2003.
(4)	Includes 186,170 shares of Common Stock subject to options exercisable on or within 60 days after April 7, 2003. Effective April 1, 2003, Mr. Millwood is currently on a leave of absence from the Company.

(5)	Includes 230,766 shares of Common Stock subject to options exercisable on or within 60 days after April 7, 2003.
(6)	Represents shares of Common Stock subject to options exercisable on or within 60 days after April 7, 2003.
(7)	Represents shares of Common Stock subject to options exercisable on or within 60 days after April 7, 2003.
(8)	Includes 24,000 shares of Common Stock subject to options exercisable on or within 60 days after April 7, 2003. Also includes 129,072 shares of Common Stock held by his spouse, to which Mr. Sterling disclaims beneficial ownership.
(9)	Includes 13,000 shares of Common Stock subject to options exercisable on or within 60 days after April 7, 2003. Also includes 300 shares of Common Stock held by his spouse, to which Mr. Talton disclaims beneficial ownership.
(10)	Includes 478,747 shares of Common Stock subject to options exercisable on or within 60 days after April 7, 2003.
(11)	The business address of Brown Capital Management, Inc. is 1201 N. Calvert Street, Baltimore, Maryland 21202. The number of shares reported was derived from a Schedule 13G executed by Brown Capital Management on February 5, 2003 and filed with the Securities and Exchange Commission on March 17, 2003. According to the Schedule 13G, all of the shares of the Common Stock are owned by various investment advisory clients of Brown Capital Management, Inc. Brown Capital Management reports that it has sole voting power over 3,276,150 shares and sole dispositive power over 3,817,650 shares. According to its Schedule 13G, no individual client of Brown Capital Management holds more than five percent of the class.
(12)	The business address of Eagle Asset Management, Inc. is 880 Carillon Parkway, St. Petersburg, Florida 33716. The number of shares reported was derived from a Schedule 13G executed by Eagle Asset Management on January 7, 2003 and filed with the Securities and Exchange Commission on January 9, 2003.
(13)	The business address of Lord, Abbett & Co. is 90 Hudson Street, Jersey City, New Jersey 07302. The number of shares reported was derived from a Schedule 13G executed by Lord, Abbett & Co. on January 28, 2003 and filed with the Securities and Exchange Commission on January 30, 2003.

EXECUTIVE COMPENSATION

Pursuant to SEC rules for proxy statement disclosure of executive compensation, the Compensation Committee of the Board of Directors of the Company has prepared the following Report on executive compensation. The Committee intends that this report describe the executive compensation program of the Company in 2002, including the policies of the program. This report also discusses the bases for compensation paid to the Company’s Chief Executive Officer, Dr. Larry G. Blackwell, during 2002.

Report On Executive Compensation

     The Compensation Committee members in 2002 were Messrs. Brock (who served as Chairman), Sterling (Jr.) and Talton until September 2002, when the Board of Directors redesignated the Committee to consist of Messrs. Brock (Chairman) and Talton. The Compensation Committee is responsible for establishing salaries, bonuses and other compensation for the Company’s executive officers, as well as administering the Company’s Employee Stock Purchase Plan and other stock option plans. Each member of the Compensation Committee in 2002 was a non-employee director. For 2003, the Compensation Committee consists of Messrs. Brock (who continues to serve as Chairman) and Talton.

     Compensation Policy. The Compensation Committee meets at least annually to review the levels and types of compensation established for the Company’s executive officers during the prior year and to establish levels and types of compensation for executive officers for the current year. This review is based generally upon (i) an evaluation of each executive officer’s ability to contribute to the success of the Company’s pursuit of its short and long-term goals, and (ii) the desire to have some portion of each executive officer’s compensation be incentive in nature. In making these and other compensation decisions, the Compensation Committee seeks to integrate the Company’s annual and long-term performance goals into the Company’s executive compensation structure. Specifically, the Company’s executive compensation policy is designed to:

•	Provide compensation levels that are consistent with the Company’s business plan, financial objectives and operating performance;

•	Reward performance that facilitates the achievement of the Company’s goals;

•	Motivate executives to achieve strategic operating objectives;

•	Provide a compensation package for key employees that is competitive with comparable arrangements made with other executives in the software industry; and

•	Align the interests of the Company’s executives with those of its stockholders and the long-term interests of the Company by providing long-term incentive compensation in the form of stock options.

     The Compensation Committee has adopted a three-tiered approach to executive compensation that involves base salaries, short-term incentive awards in the form of cash bonuses and long-term incentive awards in the form of stock options. The procedure used to determine the level of each of these components is discussed in more detail below.

     Base Salaries. In preparing its recommendations to the Compensation Committee, management typically considers the base salary levels for officers of other public companies in the software industry holding the same or similar positions as the executive officers of the Company. These companies are not necessarily the same companies whose performance is compared to that of the Company in the Performance Graph included herein. In light of such data, a salary level for each officer is recommended based on the officer’s experience level, the scope and complexity of the position held and the officer’s performance during the past year, as measured against the average salary for comparable positions. In establishing 2002 compensation recommendations, the Compensation Committee targeted the 50th percentile for total compensation of similar positions for comparably sized information technology companies in the United States. The Compensation Committee retains the discretion to set base salaries higher than this range if necessary to attract and retain exceptional employees.

     Short-Term Incentive Compensation — Cash Bonuses. The goal of the short-term incentive component of the Company’s compensation packages is to place a meaningful portion of each officer’s compensation at risk to encourage and reward a high level of performance each year. For 2002, criteria were applied that differed for each executive depending primarily on the responsibilities of that position. Short-term cash incentives are based on meeting or exceeding the Company’s short-term financial targets, including license revenue, total revenue, earnings per share and days sales outstanding.

     Long-Term Incentive Compensation — Stock Options. The goal of the long-term incentive component of the Company’s compensation packages is to secure, motivate and reward officers and to align their interests with the interests of the stockholders through the grant of stock options. Under the Company’s stock option plans, the Compensation Committee is authorized to grant incentive and non-qualified stock options to key employees. The number of options granted is based upon the position held by the individual, his or her performance, the prior level of equity holdings by the officer and the Compensation Committee’s assessment of the officer’s ability to contribute to the long-term success of the Company. No particular weight is given to any single factor. Options granted generally vest in equal annual increments over a period of three to five years and terminate at the end of five or ten years, depending upon the terms of the grant.

     Compensation of the Chief Executive Officer. Dr. Blackwell’s salary for 2002 was $258,375, an amount deemed by the Compensation Committee to be approximately in the 50th percentile of the target market range for chief executive officers of comparably sized information technology companies in the United States. Dr. Blackwell received a bonus of $56,250 for 2002, mainly based on quarterly achievements of total revenue, license revenue and earnings per share consensus estimates. Additionally, consistent with the goals in the section of this report entitled Long-Term Incentive Compensation — Stock Options, in 2002, Dr. Blackwell was awarded an incentive stock option to purchase 17,275 shares of Common Stock at an exercise price of $6.77 per share. He also received an award of a non-qualified stock option to purchase 7,725 shares of Common Stock at an exercise price of $6.15 per share.

     Limitations on Deductibility of Compensation. Under the 1993 Omnibus Budget Reconciliation Act, a portion of annual compensation payable after 1993 to any of the Company’s five highest paid executive officers would not be deductible by the Company for federal income tax purposes to the extent such officer’s overall compensation exceeds $1,000,000. Qualifying performance-based incentive compensation, however, would be both deductible and excluded for purposes of calculating the $1,000,000 base. Although the Compensation Committee does not presently intend to award compensation in excess of the $1,000,000 cap, it will continue to address this issue when formulating compensation arrangements for the Company’s executive officers and will seek, where possible, to maintain the deductibility of any such payments.

     The foregoing report has been submitted by the current members and a former member of the Compensation Committee of the Board of Directors who participated in the deliberations discussed above:

Richard T. Brock, Chairman John M. Sterling, Jr. (Member until September 2002) James R. Talton, Jr.

     The above Report on Executive Compensation of the Compensation Committee of the Board of Directors shall not be deemed to be incorporated by reference as a result of any general incorporation by reference of this Proxy Statement or any part hereof in the Company’s 2002 Annual Report to Stockholders or its Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

Compensation Committee Interlocks and Insider Participation

     The members of the Compensation Committee of the Board of Directors in 2002 were Messrs. Brock, Sterling (Jr.), and Talton, until September 2002, when the Board of Directors redesignated the Compensation Committee to consist of Messrs. Brock and Talton. In 2003, the Compensation Committee of the Board of Directors consists of Messrs. Brock and Talton. During fiscal 2002, the Compensation Committee did not include any member of the Board of Directors who at that time served as an officer or employee of, or a consultant to, the Company. The Company’s Chief Executive Officer, Dr. Blackwell, is not a member of the Compensation Committee, but typically participates in its deliberations by making recommendations to the Compensation Committee concerning the performance of the Company’s executive officers and recommendations concerning proposed adjustments to their compensation.

Executive Compensation Tables

Table I - Summary Compensation Table

     The following table presents certain information required by the Securities and Exchange Commission relating to various forms of compensation awarded to, earned by or paid to the Company’s Chief Executive Officer and its four most highly paid executive officers during fiscal 2002 (the “Named Executive Officers”).

		Annual Compensation					Long-Term Compensation Securities Underlying
Name and Principal Position(s)	Years	Salary		Bonus	Other Annual Compensation		Options (# of Shares)	All Other Compensation

Larry G. Blackwell	2002	$258,375	(1)	$56,250	—		25,000	$4,451	(2)
Chairman, President and	2001	$234,283	(1)	$25,000	—		50,000	$4,463	(2)
Chief Executive Officer	2000	$221,616	(1)	$17,000	—		20,000	$5,250	(2)

Ralph T. Carter	2002	$187,251	(3)	$50,000	—		25,000	4,150	(2)
Chief Operating Officer	2001	$170,004	(3)	$25,000	—		50,000	—
	2000	$71,489	(3)	$50,000	$56,696	(4)	130,000	—

C. Alex Estevez	2002	$162,554	(5)	$50,000	—		25,000	$5,500	(2)
Chief Financial Officer and	2001	$143,100	(5)	$25,000	—		50,000	$3,044	(2)
Corporate Secretary	2000	$126,573	(5)	$14,000	—		45,000	$2,151	(2)

W. Scott Millwood	2002	$166,410	(6)	$40,048	—		10,000	$2,631	(2)
Executive Vice President,	2001	$154,800	(6)	$56,675	—		50,000	$2,853	(2)
Corporate Development	2000	$144,729	(6)	—	—		115,000	$2,523	(2)

John M. Sterling, III	2002	$186,250	(7)	$23,692	—		15,000	$30,795	(8)
Executive Vice President,	2001	$175,000	(7)	$18,437	—		50,000	$1,732	(2)
Telesales	2000	$160,623	(7)	$14,000	—		40,000	$3,944	(2)

(1)	Includes $10,757 in 2002 (2001: $8,925; 2000: $10,500) deferred at the election of Dr. Blackwell pursuant to the Company’s 401(k) plan.
(2)	Reflects matching contributions to the Company’s 401(k) plan paid by the Company on behalf of the Named Executive Officer.
(3)	Includes $11,000 in 2002 (2001: $10,500; 2000: $2,008) deferred at the election of Mr. Carter pursuant to the Company’s 401(k) plan. Mr. Carter joined the Company on July 30, 2000. His annualized salary for 2000 would have been $170,004.
(4)	Represents reimbursement by the Company for moving expenses incurred in 2000; reimbursement paid in January 2001.
(5)	Includes $11,000 in 2002 (2001: $10,500; 2000: $10,500) deferred at the election of Mr. Estevez pursuant to the Company’s 401(k) plan.
(6)	Includes $11,000 in 2002 (2001: $10,500; 2000: $10,500) deferred at the election of Mr. Millwood pursuant to the Company’s 401(k) plan.
(7)	Includes $0 in 2002 (2001: $4,620; 2000: $10,500) deferred at the election of Mr. Sterling pursuant to the Company’s 401(k) plan.
(8)	Reflects commissions paid in 2002.

TABLE II - Option/SAR Grants in Fiscal 2002

     This table presents information regarding options granted to the Company’s Named Executive Officers during fiscal 2002 to purchase shares of the Company’s Common Stock. The Company has no outstanding stock appreciation rights (SARs) and granted no SARs during fiscal 2002. In accordance with Securities and Exchange Commission rules, the table shows the hypothetical gains or option spreads that would exist for the respective options based on assumed rates of annual compound stock price growth of 5% and 10% from the date the options were granted over the full option term.

	Individual Grants
	Number of Securities Underlying Options		% of Total Options Granted to Employees in Fiscal	Exercise of Base Price	Expiration	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For the Option Term(1)
Name	Granted (#)		Year	($/Share)	Date	5%	10%
Dr. Blackwell	7,725	(2)	1.88	$6.15	8/14/2012	$29,878.00	$75,716.71
	17,275	(2)	4.20	$6.77	8/14/2007	$18,728.37	$54,237.22
Mr. Carter	25,000	(2)	6.08	$6.15	8/14/2012	$96,692.55	$245,037.90
Mr. Estevez	25,000	(2)	6.08	$6.15	8/14/2012	$96,692.55	$245,037.90
Mr. Millwood	10,000	(2)	2.43	$6.15	8/14/2012	$38,677.02	$98,015.16
Mr. Sterling	15,000	(2)	3.65	$6.15	8/14/2012	$58,015.53	$147,022.74

(1)	Potential realizable value is based on the assumption that the price of the Common Stock appreciates at the rate shown (compounded annually) from the date of grant to the expiration date. These numbers are presented in accordance with the requirements of the Securities and Exchange Commission and do not reflect the Company’s estimate of future stock price performance.
(2)	Option vests in 33% increments on the first through third anniversaries of the date of grant.

TABLE III - Option Exercises in Fiscal 2002
and Fiscal 2002 Year-End Option Values

     The following table shows the number of options exercised during fiscal 2002 and the number of shares of Common Stock subject to exercisable and unexercisable stock options held by the Company’s Named Executive Officers as of December 31, 2002. The table also reflects the values of such options based on the positive spread between the exercise price of such options and $6.40, which was the closing sales price of a share of Common Stock reported on the Nasdaq National Market as of December 31, 2002 (the last trading day of the Company’s fiscal year).

	Shares Acquired on	Value	Number of Securities Underlying Unexercised Options at Year-End (#)		Value of Unexercised In-the-Money Options at Year-End(1)
Name	Exercise (#)	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Dr. Blackwell	—	—	112,478	65,000	$60,001	$112,597
Mr. Carter	—	—	103,334	101,666	$60,001	$126,249
Mr. Estevez	—	—	147,267	73,333	$60,001	$126,249
Mr. Millwood	—	—	202,834	81,666	$0	$122,510
Mr. Sterling	—	—	230,766	61,666	$320,000	$123,749

(1)	The value of unexercised in-the-money options at December 31, 2002 is calculated as follows: [(Per Share Closing Sales Price on December 31, 2002) — (Per Share Exercise Price)] x Number of Shares Subject to Unexercised Options. The closing sales price reported by the Nasdaq National Market of the Company’s Common Stock for December 31, 2002 was $6.40 per share.

Equity Compensation Plan Information

     The following table gives information as of December 31, 2002 about the common stock that may be issued under all of the Company’s existing equity compensation plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))

Equity Compensation Plans	3,400,670	$7.87	1,124,681	(3)
Approved by Stockholders(1)

Equity Compensation Plans Not
Approved by Stockholders(2)	610,047	$8.38	341,208

Total	4,010,717	$8.20	1,465,889

(1)	Includes the Company’s 1995 Stock Option Plan, 1998 Stock Option Plan, Stock Option Plan for Directors, and Employee Stock Purchase Plan.
(2)	Includes (a) the Company’s 1997 European Stock Option Plan (Dutch, United Kingdom and French sub-plan versions), (b) the Company’s 1998 Singapore Stock Option Plan, (c) the Company’s German Stock Option Plan, (d) the Company’s Australian Stock Option Plan, (e) the Company’s Argentinean Stock Option Plan, and (f) a warrant issued by the Company to GE Fanuc North America, Inc. to purchase up to 50,000 shares of the Company’s Common Stock.
(3)	Includes 175,205 shares available as of December 31, 2002 under the Company’s Employee Stock Purchase Plan.

Description of Plans Not Approved by Shareholders

     The Company’s Board of Directors has adopted the following stock option plans for certain of its or its subsidiaries’ employees in certain foreign jurisdictions (together, the “Foreign Stock Option Plans”): (1) the 1997 European Stock Option Plan (Dutch, United Kingdom and French Sub-plan versions); (2) the German Stock Option Plan; (3) the Australian Stock Option Plan; (4) the Argentinean Stock Option Plan; and (5) the 1998 Singapore Stock Option Plan. Each of the Foreign Stock Option Plans is administered by the Compensation Committee of the Board of Directors. All outstanding stock options under the Foreign Stock Option Plans, pursuant to the terms of each plan, would automatically fully vest upon a change of control of the Company.

     Options granted pursuant to the Company’s 1997 European Stock Option Plan have varying vesting patterns up to five years from the date of grant, depending on the applicable laws of the foreign jurisdiction and the terms of the option agreement. Options granted under this plan expire ten years after the date of grant and are granted at the fair market value of the underlying shares at the date of grant.

     Options granted pursuant to the Company’s 1998 Singapore Stock Option Plan vest incrementally over a period of one to three years, depending on the terms of the option agreement, and expire ten years from the date of grant. Options are granted at the fair market value of the underlying shares at the grant date. Options granted pursuant to the Company’s German Stock Option Plan, Australian Stock Option Plan and Argentinean Stock Option Plan vest incrementally over a period of one to five years, depending on the terms of the option agreement, and expire ten years from the date of grant. Options are granted at the fair market value of the underlying shares at the grant date.

     In connection with entering a software development and licensing agreement, the Company issued a warrant during the first quarter of 2002 to GE Fanuc North America, Inc. to purchase up to 50,000 shares of the Company’s Common Stock. The warrant was exercisable on the date of issuance and remains exercisable for three years from the date of issuance. The exercise price per share is $6.95, which was the market price of the Company’s Common Stock on the date of issuance of the warrant. The warrant agreement also allows for net share settlement at the option of the warrant holder and provides “piggyback” registration rights for the underlying Common Stock.

PERFORMANCE GRAPH

     The following indexed line graph indicates the Company’s total return to stockholders from December 31, 1997 to December 31, 2002, as compared to the total return for the Nasdaq Composite Index and an index for publicly traded companies in the software industry based on the Standard Industrial Classification 737 for the same period. The graph assumes an investment of $100 on December 31, 1997.

	12/31/1997	3/31/1998	6/30/1998	9/30/1998	12/31/1998	3/31/1999	6/30/1999	9/30/1999
Nasdaq	100	117	120	108	141	158	173	177
SIC 737	100	132	146	137	178	215	224	233
Datastream	100	143	123	113	74	56	103	85

	12/31/1999	3/31/2000	6/30/2000	9/29/2000	12/29/2000	3/30/2001	6/29/2001	9/28/2001
Nasdaq	261	294	255	235	157	117	138	96
SIC 737	392	388	316	293	181	132	172	105
Datastream	158	187	81	83	63	61	49	19

	12/31/2001	3/28/2002	6/30/2002	9/30/2002	12/31/2002
Nasdaq	125	118	94	76	86
SIC 737	145	134	107	83	100
Datastream	40	58	46	32	41

Data per Nasdaq CRSP Report as of 02/28/2003

PROPOSAL 2 — APPROVAL OF THE PROPOSAL
TO INCREASE THE NUMBER OF SHARES
OF COMMON STOCK RESERVED FOR ISSUANCE UNDER
THE DATASTREAM SYSTEMS, INC.
1998 STOCK OPTION PLAN

     On April 3, 2003, the Board of Directors adopted and recommended for submission to the Company’s stockholders for their approval a proposal to increase the number of shares of Common Stock reserved for issuance under the 1998 Stock Option Plan by 600,000 shares, from 3,250,000 to 3,850,000 shares. In increasing the shares reserved under the 1998 Stock Option Plan, the Board of Directors stipulated that the additional 600,000 shares be drawn from the treasury shares of the Company. A copy of the 1998 Stock Option Plan, as amended through April 3, 2003, is attached hereto as Appendix A to this Proxy Statement.

     The purpose of the 1998 Stock Option Plan is to (i) provide incentives to selected employees and consultants of the Company and its Subsidiaries to stimulate their efforts toward the continued success of the Company and to operate and manage the business of the Company in a manner that will provide for the long-term growth and profitability of the Company, (ii) encourage stock ownership by selected employees and consultants by providing them with a means to acquire a proprietary interest in the Company and (iii) provide a means of obtaining, rewarding and retaining valuable employees and consultants.

     In 1998, the Company’s Board of Directors initially reserved and the stockholders subsequently approved 500,000 shares of Common Stock for grants of options under the 1998 Stock Option Plan. In 1999, the Board of Directors and stockholders of the Company increased the shares reserved under the plan by 750,000 shares of Common Stock. In 2000, the Board of Directors and stockholders increased the shares under the Plan by 1,500,000 shares of Common Stock. In 2002 the Board of Directors and stockholders increased the shares under the Plan by 500,000 shares of Common Stock. As of April 7, 2003, options to purchase 3,728,207 shares of Common Stock had been granted to certain of the Company’s employees under the 1998 Stock Option Plan. Of the options granted to date, options to purchase 1,016,981 shares have been recaptured from employees whose employment with the Company has terminated. Accordingly, if the proposal to increase the number of shares of Common Stock is approved, there will be 1,138,774 shares of Common Stock available for future grants under the 1998 Stock Option Plan.

     The primary features of the 1998 Stock Option Plan are summarized below. This summary is qualified in its entirety by reference to the specific provisions of the 1998 Stock Option Plan, the full text of which is set forth in Appendix A to this Proxy Statement.

1998 Stock Option Plan Summary and Other Information

     General. Under the 1998 Stock Option Plan, options may be granted to employees and consultants of the Company and its Subsidiaries (as defined in the 1998 Stock Option Plan), provided, however, that an incentive stock option may only be granted to an employee of the Company or a Subsidiary. As of April 7, 2003, there were approximately 414 persons eligible to receive grants of options under the 1998 Stock Option Plan, subject to the Compensation Committee’s approval of individual grants.

     The 1998 Stock Option Plan offers to these participants the opportunity to purchase shares of Common Stock through the grant of stock options. A stock option entitles the optionee to purchase shares of Common Stock from the Company at the exercise price for that stock option. Two types of options — incentive stock options (“ISOs”) and non-qualified stock options — may be granted under the 1998 Stock Option Plan. The two types of options differ primarily in the tax consequences associated with the exercise of an option and the disposition of the shares of Common Stock received upon exercise of an option. See “ — Certain Federal Income Tax Consequences.” No participant may be granted options that relate to more than 200,000 shares of Common Stock during any one-year period.

     Grants Under the 1998 Stock Option Plan. The Compensation Committee administers the 1998 Stock Option Plan and designates participants to whom options are granted, specifies whether the option is intended to be an ISO or a non-qualified stock option and specifies the number of shares of Common Stock subject to each option. All options granted under the 1998 Stock Option Plan are evidenced by stock option agreements (“Stock Option Agreements” or, individually, a “Stock Option Agreement”) that are subject to the applicable provisions of the 1998 Stock Option Plan and to such other terms, conditions and restrictions as the Compensation Committee may determine to be appropriate.

     In the case of ISOs, the aggregate Fair Market Value (as defined in the 1998 Stock Option Plan) of Common Stock with respect to which stock options intended to be ISOs become exercisable for the first time by an individual during any calendar year under all plans of the Company and its subsidiaries may not exceed $100,000; provided however, that if the limitation is exceeded, the excess options are treated as non-qualified stock options.

     Set forth below is the number and dollar value of ISOs and non-qualified stock options that had been granted to certain employees of the Company under the Company’s 1998 Stock Option Plan and that remained outstanding as of April 7, 2003. Any future awards will be made at the discretion of the Compensation Committee. Therefore, it is not presently possible to determine the benefits or amounts that will be received by such persons pursuant to the 1998 Stock Option Plan in the future.

	Incentive Options		Non-Qualified Options
Name	Number of Shares Underlying Options Granted	Dollar Value(1)	Number of Shares Underlying Options Granted	Dollar Value(1)
Larry G. Blackwell	75,590	$47,088	75,410	$0
Ralph T. Carter	68,629	$42,227	136,371	$37,423
C. Alex Estevez	59,396	$25,221	106,204	$5,997
John M. Sterling, III	47,237	$0	111,195	$7,801
W. Scott Millwood	39,692	$12,485	169,932	$0
All current executive officers as
a group (4 persons)(2)	310,019	$221,460	463,013	$0
All employees (including above)	626,508	$0	1,955,284	$0

(1)	The dollar value shown above for the options is based on the difference between the weighted average exercise price of the options and the closing price of the Company’s Common Stock on April 7, 2003, which was $7.16. Options with exercise prices above $7.16 may, on a weighted average basis, result in a $0 value pursuant to this calculation. The ultimate value of the options will depend upon the difference between the exercise price and the fair market value of the underlying shares on the date of exercise.
(2)	The Company’s executive officers as of April 7, 2003 include: Larry G. Blackwell (President and Chief Executive Officer); Ralph Carter (Chief Operating Officer); C. Alex Estevez (Chief Financial Officer); and Javier Buzzalino (Senior Vice President of Development).

     Exercise Price. The price per share for Common Stock purchased upon the exercise of an option granted under the 1998 Stock Option Plan (the “exercise price”) is determined by the Compensation Committee on the date the option is granted and set forth in the applicable Stock Option Agreement. The exercise price of an ISO may not be less than the Fair Market Value of a share of Common Stock on the date the option is granted. With respect to each grant of an ISO to a participant who beneficially owns more than 10% of the combined voting power of the Company or any of its Subsidiaries (determined by applying certain attribution rules), the exercise price may not be less than 110% of the Fair Market Value of the Common Stock on the date the option is granted. The preceding exercise price requirements do not apply to non-qualified stock options.

     Exercise and Payment. An option may be exercised in accordance with the 1998 Stock Option Plan and such other terms and conditions as the Compensation Committee may prescribe. Each option is exercisable by the participant at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Compensation Committee shall specify in the Stock Option Agreement; provided, however, that subsequent to the grant of an option, the Compensation Committee, at any time before complete termination of such option, may accelerate the time or times at which such option may be exercised in whole or in part, and may permit the participant or any other designated person to exercise the option, or any portion thereof, for all or part of the remaining option term, notwithstanding any provision of the Stock Option Agreement to the contrary. Further, upon a “Change of Control” of the Company (as defined in the 1998 Stock Option Plan), any outstanding stock options granted under the 1998 Stock Option Plan will become immediately exercisable in full.

     The maximum period during which an ISO may be exercised is determined by the Compensation Committee on the date of grant, but may not be longer than ten years, provided that, any ISO granted to a participant who beneficially owns more than 10% of the combined voting power of the Company or any of its Subsidiaries (determined by applying certain attribution rules) may not be exercisable after the expiration of five years after the date of grant. The term of any ISO or non-qualified stock option is as specified in the applicable Stock Option Agreement. The preceding term requirements do not apply to non-qualified stock options. An option is deemed to be exercised on the date that the exercise price is paid to the Company.

     The exercise price must be paid in cash or a cash equivalent authorized by the Compensation Committee in the Stock Option Agreement. If the Stock Option Agreement so provides, the payment of all or part of the exercise price may be made by surrendering shares of Common Stock that have been owned by the participant for at least six months prior to the date of exercise to the Company, provided that the shares surrendered have a Fair Market Value (determined as of the day preceding the date of exercise) that is not less than the exercise price or part thereof. The exercise price may also be paid by having the Company withhold a number of shares, the Fair Market Value of which is sufficient to satisfy the exercise price or part thereof, or through a cashless exercise through a broker, if the Stock Option Agreement so provides.

     Administration. The 1998 Stock Option Plan is administered by the Compensation Committee of the Board of Directors. Compensation Committee members generally may not be employees of or consultants to the Company or its Subsidiaries and serve at the pleasure of the Board of Directors. All members of the Compensation Committee serve for such terms as the Board of Directors determines and are appointed and may be removed only by the Board of Directors. The Compensation Committee has the authority to interpret all provisions of the 1998 Stock Option Plan; to prescribe the form of Stock Option Agreements; to adopt, amend and rescind rules and regulations pertaining to the administration of the 1998 Stock Option Plan; and to make all other determinations necessary or advisable for the administration of the 1998 Stock Option Plan. The Compensation Committee’s determinations under the 1998 Stock Option Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, grants under the 1998 Stock Option Plan (whether or not such persons are similarly situated).

Certain Federal Income Tax Consequences

     The following discussion is a summary of the material U.S. federal income tax provisions relating to the grant and exercise of awards under the 1998 Stock Option Plan and the subsequent sale of common stock acquired under the plan. This discussion does not address all aspects of federal income tax that may be relevant to each participant in light of his or her particular circumstances and is based upon current income tax laws and regulations, which change frequently. Each participant should rely on his or her own tax advisor for advice regarding the specific tax consequences applicable to him or her, including the applicability and effect of state, local, and foreign tax laws.

     Federal Income Tax Treatment of ISOs. A participant generally will not recognize taxable income on the grant or the exercise of an ISO (although the exercise of an ISO can increase the Participant’s alternative minimum tax liability, which can result in additional income taxes from the exercise of an ISO). A participant will be taxed if and when he disposes of the shares of Common Stock acquired under the ISO. If the disposition occurs more than two years after the grant of the ISO and more than one year after the shares are transferred to the participant on exercise of the ISO (the “ISO holding period”), the participant will recognize as capital gain or loss the difference between the amount realized from disposition of the Common Stock and the participant’s tax basis in that Common Stock. A participant’s tax basis in the Common Stock generally is the amount the participant paid for the stock on exercise of the ISO.

     If Common Stock acquired under an ISO is disposed of before the expiration of the ISO holding period (a “disqualifying disposition”), a participant generally will recognize as ordinary income in the year of the disqualifying disposition the difference between the Fair Market Value of the Common Stock on the date of exercise of the ISO and the exercise price paid by the participant. Any additional gain will be treated as long-term or short-term capital gain, depending on the length of time the participant held the shares of Common Stock.

     A special rule applies to a disqualifying disposition of Common Stock in which the amount realized on the disposition is less than the Fair Market Value of the Common Stock on the date of exercise of the ISO. In that event, the participant generally will recognize as ordinary income the difference between the amount realized on the disposition of the Common Stock and the exercise price in lieu of the ordinary income amount described above for a disqualifying disposition. Any additional loss will be treated as a long-term or short-term capital loss, depending on the length of time the participant held the shares of Common Stock.

     The Company generally will not be entitled to a federal income tax deduction with respect to the grant or exercise of an ISO. However, in the event a participant disposes of Common Stock acquired under an ISO before the expiration of the ISO holding period, the Company generally will be entitled to a federal income tax deduction equal to the amount of ordinary income recognized by the participant.

     Federal Income Tax Treatment of Non-Qualified Options. A participant generally will not recognize any taxable income on the grant of a non-qualified stock option. On the exercise of a non-qualified stock option, a participant will recognize as ordinary income the difference between the Fair Market Value of the Common Stock acquired and the exercise price. A participant’s tax basis in Common Stock acquired upon the exercise of a non-qualified stock option is the amount paid for the stock plus any amounts included in income with respect to the stock. The participant’s capital gains holding period for the stock begins on the day the Common Stock is acquired. Any gain or loss that a participant realizes on a subsequent disposition of Common Stock acquired upon the exercise of a non-qualified stock option generally will be treated as long-term or short-term capital gain or loss, depending on the length of time the participant held such shares. The amount of the gain or loss will equal the difference between the amount realized on the subsequent disposition and the participant’s tax basis in his shares.

     The exercise of a non-qualified stock option generally will entitle the Company to claim a federal income tax deduction equal to the amount of ordinary income recognized by the participant. The transfer of Common Stock to a participant pursuant to the exercise of a non-qualified stock option will constitute wages for withholding and employment tax purposes in an amount equal to the amount of income recognized by the participant. Accordingly, the Company will be required to withhold or obtain payment from the participant as each Stock Option Agreement permits for the amount of required withholding and employment taxes.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS
VOTE IN FAVOR OF THE ABOVE PROPOSAL TO INCREASE
THE NUMBER OF SHARES RESERVED FOR ISSUANCE UNDER
THE DATASTREAM SYSTEMS, INC. 1998 STOCK OPTION PLAN

OTHER MATTERS

     The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the Shares represented thereby in accordance with their best judgment.

SOLICITATION OF PROXIES

     The cost of the solicitation of proxies on behalf of the Company will be borne by the Company. The Company has engaged Georgeson Shareholder Communications, Inc. to assist it in the proxy solicitation process and will pay such firm $4,000 plus reimbursement of reasonable expenses for its services. In addition, directors, officers and other employees of the Company may, without additional compensation except reimbursement for actual expenses, solicit proxies by mail, in person or by telecommunication. The Company will reimburse brokers, fiduciaries, custodians and other nominees for out-of-pocket expenses incurred in sending the Company’s proxy materials to, and obtaining instructions relating to such materials from, beneficial owners.

INDEPENDENT AUDITORS

     The firm of KPMG LLP served as the Company’s independent auditors for the fiscal year ended December 31, 2002 and the Board of Directors has reappointed this firm as the Company’s independent auditors for the fiscal year ending December 31, 2003. A representative of this firm is expected to attend the Annual Meeting to respond to questions from stockholders and to make a statement if he or she so desires.

     Audit Fees. The aggregate fees, including expenses reimbursed, billed by KPMG LLP to the Company for professional services rendered for the audit of the consolidated financial statements of the Company and its subsidiaries for fiscal year 2002, the reviews of the Company’s quarterly financial statements during fiscal year 2002 and other reviews and consultations on matters reflected in the financial statements, such as consents, review of SEC filings and statutory audits in non-US locations were $299,195.

     Audit Related Fees. The aggregate fees related to business/accounting technical advice with respect to potential transactions were $33,830.

     Tax Services Fees. The aggregate fees for all tax services other than those included in “audit” and “audit related” fees including tax compliance audits, tax planning and tax advice were $216,902.

     All Other Fees. The aggregate fees, including expenses reimbursed, billed by KPMG LLP to the Company for services rendered to the Company and its subsidiaries, other than the services described above, for fiscal year 2002 were $28,119.

     The Audit Committee has considered and determined that the provision of services during 2002 by KPMG LLP that were unrelated to its audit of the financial statements and to its review of the Company’s interim financial statements during 2002 is compatible with maintaining KPMG’s independence.

STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

     Any proposal pursuant to Rule 14a-8 of the Exchange Act that a stockholder may desire to have included in the Company’s proxy materials for presentation at the 2004 annual meeting of stockholders must be received by the Company at its executive offices at 50 Datastream Plaza, Greenville, South Carolina 29605, Attention: Mr. C. Alex Estevez, Corporate Secretary, on or prior to December 30, 2003.

     Notice of a stockholder proposal submitted outside of Rule 14a-8 of the Exchange Act will be considered untimely if received by the Company after March 14, 2004, and the proxies will have discretionary authority to vote on any such matters as to which the Company has not received notice by such date. Additionally, any shareholder proposal related to an amendment to the Company’s Bylaws may be considered untimely and out of order at the Annual Meeting if brought before the meeting, if notice of such proposal is not received by the Company on or prior to December 30, 2003, and the proxies would also have discretionary authority to vote on any such matter. For information regarding director nominations by stockholders, see “Additional Information Concerning The Board of Directors.”

ANNUAL REPORT

     The Company’s 2002 Annual Report to Stockholders (which is not part of the Company’s proxy soliciting material) is being mailed to the Company’s stockholders with this proxy statement.

HOUSEHOLDING

     The Securities and Exchange Commission has adopted amendments to its rules regarding delivery of proxy statements and annual reports to stockholders sharing the same address. We may now satisfy these delivery rules by delivering a single proxy statement and annual report to an address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant costs savings for us. To take advantage of this opportunity, we have delivered only one proxy statement and annual report to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We undertake to deliver promptly upon written or oral request a separate copy of the proxy statement or annual report, as requested, to a stockholder at a shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of a proxy statement or annual report, either now or in the future, you can request a separate copy of the proxy statement or annual report by writing to us at the following address: Investor Relations Department, Datastream Systems, Inc., 50 Datastream Plaza, Greenville, South Carolina 29605, or by telephoning us at (864) 422-5001.

     If you are currently a stockholder sharing an address with another stockholder of the Company and wish to have your future proxy statements and annual reports householded, please contact Investor Relations at the above address or telephone number.

FORM 10-K

     A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, including financial statements, exhibits and any amendments thereto, as filed with the Securities and Exchange Commission (the “Form 10-K”), may be obtained without charge upon written request to: C. Alex Estevez, Corporate Secretary, Datastream Systems, Inc., 50 Datastream Plaza, Greenville, South Carolina 29605. The Form 10-K is also available through our Internet website, www.datastream.net.

By order of the Board of Directors, Larry G. Blackwell Chairman, President and Chief Executive Officer

Greenville, South Carolina
April 28, 2003

APPENDIX A

DATASTREAM SYSTEMS, INC.
1998 STOCK OPTION PLAN

(as amended through April 3, 2003)

SECTION I. DEFINITIONS

     Whenever used herein, the masculine pronoun shall be deemed to include the feminine, and the singular to include the plural, unless the context clearly indicates otherwise, and the following capitalized words and phrases are used herein with the meaning thereafter ascribed:

     1.1 “Board” means the Board of Directors of the Company.

     1.2 “Change of Control” means (i) an acquisition by any individual, entity or group (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”) of beneficial ownership of 50 percent or more of the total outstanding Voting Securities of the Company, other than any acquisition by the Company or any employee benefit plan that the Company sponsors, (ii) any sale, exchange, merger, consolidation, reorganization, tender offer for shares of Stock or other similar business transaction involving the Company (a “business transaction”), unless, following such business transaction, more than 50 percent of the total outstanding Voting Securities of the Company (or other entity surviving such business transaction) is then beneficially owned, directly or indirectly, by all or substantially all of the Persons who were beneficial owners of the Voting Securities of the Company immediately before such business transaction, and (iii) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation with respect to which following such sale or other disposition more than 50 percent of the total outstanding Voting Securities of such corporation is then beneficially owned, directly or indirectly, by all or substantially all of the Persons who were beneficial owners of the Voting Securities of the Company immediately before such sale or other disposition.

     1.3 “Code” means the Internal Revenue Code of 1986, as amended.

     1.4 “Committee” means the committee consisting of two or more Non-Employee Directors appointed by the Board to administer the Plan.

     1.5 “Company” means Datastream Systems, Inc., a Delaware corporation.

     1.6 “Disposition” means any conveyance, sale, transfer, assignment, pledge or hypothecation, whether outright or as security, inter vivos or testamentary, with or without consideration, voluntary or involuntary.

     1.7 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

     1.8 “Exercise Price” means the price per share of Stock purchasable under any Option.

     1.9 “Fair Market Value” with regard to a date means the closing price at which Stock shall have been sold on the last trading date prior to that date as reported by the Nasdaq National Market System (or, if applicable, as reported by a national securities exchange selected by the Committee on which the shares of Stock are then actively traded) and published in The Wall Street Journal; provided that, for purposes of granting Options other than incentive stock options, Fair Market Value of the shares of Stock may be determined by the Committee by reference to the average market value determined over a period certain or as of specified dates, to a tender offer price for the shares of Stock (if settlement of an award is triggered by such an event) or to any other reasonable measure of fair market value. If at the time of the determination of Fair Market Value shares of Stock are not actively traded on any market described above, Fair Market Value means the fair market value of a share of Stock as determined by the Committee taking into account such facts and circumstances deemed to be material by the Committee to the value of the Stock in the hands of the Participant; provided, however, for purposes of determining the Option price per share for an incentive stock option, Fair Market Value shall be determined by the Committee without regard to any restriction other than a restriction which, by its terms, will never lapse. Fair Market Value as determined by the Committee shall be final, binding and conclusive upon each Participant.

     1.10 “Non-Employee Director” means a director who (i) is not a current employee or officer of the Company or any of its Subsidiaries, and has never been an officer of the Company or any of its Subsidiaries, (ii) does not receive compensation, either directly or indirectly, from the Company or any of its Subsidiaries for services rendered in any capacity other than as a director, (iii) does not possess an interest in any other transaction for which disclosure would be required pursuant to Regulation S-K 404(a) promulgated under the Exchange Act, and (iv) is not engaged in any business relationship for which disclosure would be required pursuant to Regulation S-K 404(b) promulgated under the Exchange Act.

     1.11 “Option" means a non-qualified stock option or an incentive stock option.

     1.12 “Over 10% Owner” means an individual who at the time an incentive stock option is granted owns Stock possessing more than 10% of the total combined voting power of the Company or one of its Subsidiaries, determined by applying the attribution rules of Code Section 424(d).

     1.13 “Participant” means an individual who receives an Option hereunder.

     1.14 “Plan” means the Datastream Systems, Inc. 1998 Stock Option Plan.

     1.15 “Securities Act” means the Securities Act of 1933, as amended from time to time.

     1.16 “Stock” means the Company’s common stock, $.01 par value.

     1.17 “Stock Option Agreement” means an agreement between the Company and a Participant or other documentation evidencing an award of an Option.

     1.18 “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of an Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

     1.19 “Voting Securities” means the shares of capital stock of an entity entitled to vote generally in the election of that entity’s directors.

SECTION 2. THE PLAN

     2.1 Purpose of the Plan. The Plan is intended to (a) provide incentive to selected employees and consultants of the Company and its Subsidiaries to stimulate their efforts toward the continued success of the Company and to operate and manage the business of the Company in a manner that will provide for the long-term growth and profitability of the Company; (b) encourage stock ownership by selected employees and consultants by providing them with a means to acquire a proprietary interest in the Company; and (c) provide a means of obtaining, rewarding and retaining select employees and consultants.

     2.2 Stock Subject to the Plan. Subject to adjustment in accordance with Section 4.2 hereof, 3,850,000 shares of Stock (the “Maximum Plan Shares”) are hereby reserved exclusively for issuance pursuant to Options. At no time shall the Company have outstanding Options and shares of Stock issued in respect of Options granted under this Plan in excess of the Maximum Plan Shares; for this purpose, the shares of Stock attributable to the nonvested, unpaid, unexercised, unconverted or otherwise unsettled portion of any Option that is forfeited or canceled or expires or terminates for any reason without becoming vested, paid, exercised, converted or otherwise settled in full shall again be available for purposes of the Plan.

     2.3 Administration of the Plan. The Plan shall be administered by the Committee. The Committee shall have full authority in its discretion to determine the persons to whom Options shall be granted and the terms and provisions of Options, subject to the Plan. Subject to the provisions of the Plan, the Committee shall have full and conclusive authority to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the respective Stock Option Agreements, to accelerate the time at which Options can be exercised, and to make all other determinations necessary or advisable for the proper administration of the Plan. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, awards under the Plan (whether or not such persons are similarly situated). The Committee’s decisions shall be final and binding on all Participants.

     2.4 Eligibility and Limits. Options may be granted only to employees and consultants of the Company and its Subsidiaries; provided, however, that an incentive stock option may only be granted to an employee of the Company or any Subsidiary. Only directors who are also employees of the Company may receive grants of Options under this Plan. In the case of incentive stock options, if the aggregate Fair Market Value (determined as of the date an incentive stock option is granted) of Stock with respect to which Options intended to meet the requirements of Code Section 422 become exercisable for the first time by an individual during any calendar year under all plans of the Company and its Subsidiaries exceeds $100,000, then the number of incentive stock option(s) granted under this Plan which cause the $100,000 limitation to be exceeded shall be treated as non-qualified stock option(s).

SECTION 3. TERMS OF OPTIONS

     3.1 Terms and Conditions of Options. No more than 3,850,000 shares of Stock shall be reserved and available for issuance as Options under the Plan.

3.1.1 Number of Option Shares. The number of shares of Stock as to which an Option shall be granted shall be determined by the Committee in its sole discretion, subject to the provisions of Section 2.2 as to the total number of shares available for grants under the Plan. Notwithstanding the preceding, to the extent required under Section 162(m) of the Code and the regulations thereunder for compensation to be treated as qualified performance-based compensation, the maximum number of shares of Stock with respect to which Options may be granted during any one year period to any employee shall not exceed 200,000.

3.1.2 Stock Option Agreement. Each Option shall be evidenced by a Stock Option Agreement in such form and containing such terms, conditions and restrictions as the Committee may determine to be appropriate. Each Stock Option Agreement shall be subject to the terms of the Plan and any provisions contained in the Stock Option Agreement that are inconsistent with the Plan shall be null and void.

3.1.3 Type of Option. At the time any Option is granted, the Committee shall determine whether the Option is intended to be an incentive stock option described in Code Section 422 or a non-qualified stock option that is not governed by Code Section 422, and the Option shall be clearly identified as to its status as an incentive stock option or a non-qualified stock option. At the time any incentive stock option granted under the Plan is exercised, the Company shall be entitled to legend the certificates representing the shares of Stock purchased pursuant to the Option to clearly identify them as representing the shares purchased upon the exercise of an incentive stock option. An incentive stock option may only be granted within 10 years from the earlier of the date the Plan is adopted by the Board or approved by the Company’s stockholders.

3.1.4 Exercise Price. Subject to adjustment in accordance with Section 4.2 and the other provisions of this Section 3, the Exercise Price of an Option shall be as set forth in the applicable Stock Option Agreement. Notwithstanding the preceding, the Exercise Price under an incentive stock option shall not be less than the Fair Market Value of the underlying Stock on the date the Option is granted, and with respect to each grant of an incentive stock option to a Participant who is an Over 10% Owner, the Exercise Price shall not be less than 110% of the Fair Market Value of the underlying Stock on the date the Option is granted.

3.1.5 Option Term. Any incentive stock option granted to a Participant who is not an Over 10% Owner shall not be exercisable after the expiration of 10 years after the date the Option is granted. Any incentive stock option granted to a Participant who is an Over 10% Owner shall not be exercisable after the expiration of five years after the date the Option is granted. The term of any non-qualified stock option shall be as specified in the applicable Stock Option Agreement.

3.1.6 Payment. Payment for all shares of Stock purchased pursuant to the exercise of an Option shall be made in any form or manner authorized by the Committee in the Stock Option Agreement, including, but not limited to, (i) cash, (ii) by delivery to the Company of a number of shares of Stock which have been owned by the Participant for at least six months prior to the date of exercise having an aggregate Fair Market Value of not less than the product of the Exercise Price multiplied by the number of shares the Participant intends to purchase upon exercise of the Option on the date of delivery; (iii) in a cashless exercise through a broker; or (iv) by having a number of shares of Stock withheld, the Fair Market Value of which as of the date of exercise is sufficient to satisfy the Exercise Price. In its discretion, the Committee also may authorize (at the time an Option is granted or thereafter) Company financing to assist the Participant as to payment of the Exercise Price on such terms as may be offered by the Committee in its discretion. Any such financing shall require the payment by the Participant of interest on the amount financed at a rate not less than the “applicable federal rate” under the Code. If a Stock Option Agreement so provides, the Participant may be granted a new Option to purchase a number of shares of Stock equal to the number of previously-owned shares of Stock tendered in payment for each share of Stock purchased pursuant to the terms of the Stock Option Agreement. Any such new Option shall be subject to the terms and conditions of the Stock Option Agreement pursuant to which such new Option is granted. Payment of the Exercise Price shall be made at the time the Option or any part thereof is exercised, and no shares of Stock shall be issued or delivered upon exercise of an Option until full payment has been made by the Participant. The holder of an Option, as such, shall have none of the rights of a stockholder until delivery of the certificate(s) representing the Stock the Participant has purchased.

3.1.7 Conditions to the Exercise of an Option. Each Option shall be exercisable by the Participant at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee shall specify in the Stock Option Agreement; provided, however, that subsequent to the grant of an Option, the Committee, at any time before complete termination of such Option, may accelerate the time or times at which such Option may be exercised in whole or in part, and may permit the Participant or any other designated person to exercise the Option, or any portion thereof, for all or part of the remaining Option term, notwithstanding any provision of the Stock Option Agreement to the contrary.

3.1.8 Termination of Incentive Stock Option. With respect to an incentive stock option, in the event of termination of employment of a Participant for any reason other than death or disability, the Option or portion thereof held by the Participant which is unexercised shall expire, terminate, and become unexercisable no later than the expiration of three months after the date of termination of employment; provided, however, that in the case of a holder whose termination of employment is due to death or disability (“disability” meaning “disabled” within the meaning of Code Section 22(e)(3)), one year shall be substituted for such three month period. For purposes of this Subsection 3.1.8, termination of employment of the Participant shall not be deemed to have occurred if the Participant is employed by another corporation (or a parent or subsidiary corporation of such other corporation) which has assumed the incentive stock option of the Participant in a transaction to which Code Section 424(a) is applicable.

3.1.9 Special Provisions for Certain Substitute Options. Notwithstanding anything to the contrary in this Section 3, any Option issued in substitution for an option previously issued by another entity, which substitution occurs in connection with a transaction to which Code Section 424(a) is applicable, may provide for an exercise price computed in accordance with such Code Section and the regulations thereunder and may contain such other terms and conditions as the Committee may prescribe to cause such substitute Option to contain as nearly as possible the same terms and conditions (including the applicable vesting and termination provisions) as those contained in the previously-issued option being replaced thereby.

3.1.10 Date of Grant. The date an Option is granted shall be the date on which the Committee has approved the terms and conditions of the Option and has determined the recipient of the Option and the number of shares covered by the Option and has taken all such other action necessary to complete the grant of the Option.

3.1.11 Nonassignability. Options shall not be transferable or assignable except by will or by the laws of descent and distribution. Such Options shall be exercisable, during the Participant’s lifetime, only by the Participant; or in the event of the death of the Participant, by the legal representatives of the Participant’s estate or if no legal representative has been appointed, by the successor in interest determined under the Participant’s will. Notwithstanding the two prior sentences, however, if the applicable Stock Option Agreement so provides, a Participant may assign all or any portion of an Option granted to him that is not an incentive stock option to (i) the Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, niece or nephew, including adoptive relationships, a former spouse of the Participant or any person sharing the Participant’s household that is not a tenant or employee of the Participant; (ii) any entity in which the persons included in (i) (or the Participant) own more than 50 percent of the voting interests; (iii) trusts in which any of the persons included in (i) have more than a fifty percent beneficial interest; and (iv) foundations in which the persons in (i) (or the Participant) control the management of assets, as in effect from time to time. In that event, the assignee will be entitled to all of the rights of the Participant with respect to the assigned portion of such Option, and such Option will continue to be subject to all the terms and conditions that governed the Option during the period that it was held by the Participant; provided, however, that such assignee may not further assign the Option except by will or by the laws of descent and distribution. Any such assignment will be permitted only made by gift, pursuant to a domestic relations order, or in exchange for an interest in an entity of which more than 50 percent of the voting interests are held by the persons included in (i). Additionally, in order for an assignment by a Participant to be effective, (i) at least 30 days prior to the date of assignment, the Participant must notify the Company in writing of the date of the assignment, the Option or portion thereof to be assigned and the name, address, telephone number and social security or employer identification number of the assignee, (ii) at the time of assignment, the Participant must execute an appropriate written agreement that the company provides to evidence the assignment and to agree to remit any applicable withholding the Company may require and (iii) at the time of assignment, the assignee pursuant to a written agreement that the Company provides must agree to be bound by the same terms and conditions that governed the Option during the period it was held by the Participant.

     3.2 Treatment of Option Upon Termination of Employment. Except as otherwise provided by Plan Subsection 3.1.8, any Option granted to a Participant whose employment with the Company has been terminated may be canceled, accelerated or continued, as provided in the applicable Stock Option Agreement, or, in the absence of such provision, as the Committee may determine. The portion of any grant exercisable in the event of continuation may be adjusted by the Committee to reflect the Participant’s period of service from the date of grant through the date of the Participant’s termination of employment or such other factors as the Committee determines are relevant to its decision to continue the award.

SECTION 4. GENERAL PROVISIONS

     4.1 Withholding. Whenever the Company proposes or is required to issue or transfer shares of Stock under the Plan, the Company shall require the recipient to remit to the Company, as a condition to exercising the Option, an amount sufficient to satisfy any federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such shares. A Participant may pay the withholding tax: (i) in cash; (ii) if the Stock Option Agreement so provides, by delivery to the Company of a number of shares of Common Stock which has been owned by the Participant for at least six months prior to the date of exercise which, when multiplied by the Fair Market Value of the shares of Stock determined as of the Tax Date (defined below), is sufficient to satisfy federal, state and local, if any, withholding taxes arising from exercise of an Option; or (iii) if the Stock Option Agreement so provides, a Participant may elect to have the number of shares of Stock he is to receive reduced by the smallest number of whole shares of Stock which, when multiplied by the Fair Market Value of the shares of Stock determined as of the Tax Date is sufficient to satisfy federal, state and local, if any, withholding taxes arising from exercise of an Option (clauses (ii) and (iii) each being a “Withholding Election”). A Participant may make a Withholding Election only if both of the following conditions are met:

4.1.1 The Withholding Election must be made on or prior to the date on which the amount of tax required to be withheld is determined (the “Tax Date”) by executing and delivering to the Company a properly completed notice of Withholding Election as prescribed by the Committee; and

4.1.2 Any Withholding Election made will be irrevocable except on six months advance written notice delivered to the Company; however, the Committee may in its sole discretion disapprove and give no effect to the Withholding Election.

     4.2 Changes in Capitalization; Merger; Liquidation.

4.2.1 The number of shares of Stock reserved for the grant of Options; the number of shares of Stock reserved for issuance upon the exercise or payment, as applicable, of each outstanding Option; and the Exercise Price of each outstanding Option shall be proportionately adjusted for any increase or decrease in the number of issued shares of Stock resulting from a subdivision or combination of shares of Stock or the payment of a stock dividend in shares of Stock to holders of outstanding shares of Stock or any other increase or decrease in the number of shares of Stock outstanding effected without receipt of consideration by the Company.

4.2.2 In the event of or in anticipation of a sale, exchange, merger, consolidation, reorganization, tender offer for shares of Stock or other similar business transaction involving the Company, the Committee may make such adjustments with respect to awards and take such other action as it deems necessary or appropriate to reflect such sale, exchange, merger, consolidation, reorganization, tender offer or other similar business transaction including, without limitation, the substitution of new awards, the termination or adjustment of outstanding awards, the acceleration of awards, or the removal of restrictions on outstanding awards. Notwithstanding the foregoing sentence, however, in the event of or in anticipation of a sale, exchange, merger, consolidation, reorganization, tender offer for shares of Stock or other similar business transaction involving the Company that would result in a Change of Control, any Option granted hereunder shall become immediately exercisable in full, and shall remain so, regardless of any provisions contained in the applicable Stock Option Agreement with respect thereto limiting the exercisability of the Option for any length of time or terminating the Option prior to the expiration of its remaining term, subject to all the terms hereof and of the Stock Option Agreement with respect thereto not inconsistent with this sentence. Any adjustment pursuant to this Section 4.2 may provide, in the Committee’s discretion, for the elimination without payment therefore of any fractional shares that might otherwise become subject to any Option, but shall not otherwise diminish the then-current value of the Option.

4.2.3 The existence of the Plan and the Options granted pursuant to the Plan shall not limit or otherwise adversely affect in any way the right or power of the Company to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue of debt or equity securities having preferences or priorities as to the Stock or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or any part of its business or assets, or any other corporate act or proceeding.

     4.3 Cash Awards. The Committee may, at any time and in its discretion, grant to any holder of an Option the right to receive, at such times and in such amounts as determined by the Committee in its discretion, a cash amount which is intended to reimburse such person for all or a portion of the federal, state and local income taxes imposed upon such person as a consequence of the receipt of the Option or the exercise of rights thereunder.

     4.4 Compliance with Code. All incentive stock options to be granted hereunder are intended to comply with Code Section 422, and all provisions of the Plan and all incentive stock options granted hereunder shall be construed in such a manner as to effectuate that intent. However, no Option that is intended to be an incentive stock option shall be invalid for failure to qualify as an incentive stock option. A Participant shall notify the Company of any sale or other Disposition of Stock acquired pursuant to an incentive stock option if such sale or other Disposition occurs (i) within two years of grant of the incentive stock option or (ii) within one year of the issuance of the Stock to the Participant. Such notice shall be in writing and directed to the Secretary of the Company.

     4.5 Right to Terminate Employment. Nothing in the Plan or in any Option shall confer upon any Participant the right to continue as an employee or consultant of the Company or any Subsidiary or affect the right of the Company or any Subsidiary to terminate the Participant’s employment or other relationship with the Company or any Subsidiary at any time.

     4.6 Non-alienation of Benefits. Other than as specifically permitted in Section 3.1.11, no benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge; and any attempt to do so other than as specifically permitted thereunder shall be void. No such benefit shall, prior to receipt, be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the recipient.

     4.7 Restrictions on Delivery and Sale of Shares; Legends. Each Option is subject to the condition that if at any time the Committee, in its discretion, shall determine that the listing, registration or qualification of the shares covered by such Option upon any securities exchange or under any state or federal law is necessary or desirable as a condition of or in connection with the granting of such Option, the assignment of such Option or the purchase or delivery of shares thereunder, the delivery of any or all shares pursuant to such Option may be withheld unless and until such listing, registration or qualification shall have been affected. If a registration statement is not in effect under the Securities Act, or any applicable state securities laws with respect to the shares of Stock purchasable or otherwise deliverable under Options then outstanding, the Committee may require, as a condition of assignment or exercise of the Option or as a condition to any other delivery of Stock pursuant to an Option, that the Participant or other recipient of an Option represent, in writing, that the shares received pursuant to the Option are being acquired for investment and not with a view to distribution and agree that the shares will not be disposed of except pursuant to an effective registration statement, unless the Company shall have received an opinion of counsel that such disposition is exempt from such requirement under the Securities Act and any applicable state securities laws. The Company may include on certificates representing shares delivered pursuant to an Option such legends referring to the foregoing representations or restrictions or any other applicable restrictions on resale as the Company, in its discretion, shall deem appropriate.

     4.8 Termination and Amendment of the Plan. The Board at any time may amend or terminate the Plan without stockholder approval; provided, however, that the Board may condition any amendment on the approval of stockholders of the Company if such approval is necessary or advisable with respect to tax, securities or other applicable laws. No such termination or amendment without the consent of the Participant holding an Option shall adversely affect the rights of such Participant with respect to such Option.

     4.9 Choice of Law. The laws of the State of Delaware shall govern the Plan, to the extent not preempted by federal law.

     4.10 Effective Date of Plan. The Plan became effective on May 8, 1998, the date of its approval by the Board, subject, however, to the subsequent approval of the Plan by the Company’s stockholders within twelve months after the Board’s approval of the Plan.

APPENDIX B

THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF DATASTREAM SYSTEMS, INC.

     The undersigned stockholder(s) of Datastream Systems, Inc., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 28, 2003, and hereby appoints Larry G. Blackwell and C. Alex Estevez, or either of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2003 Annual Meeting of Stockholders of the Company to be held at 2:00 p.m. Eastern Standard Time on Thursday, June 5, 2003, at Datastream Systems, Inc., 50 Datastream Plaza, Greenville, South Carolina, 29605, and at any adjournment(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below, as proposed by the Company’s Board of Directors:

(1)	To elect the nominees listed below to serve as the Class I directors of the Company for a term ending in 2006:

James R. Talton, Jr. and Robert C. Davis

|_|	FOR both nominees listed above, other than as noted below.	|_|	WITHHOLD authority to vote for both nominees listed above.

To withhold authority for any individual nominee, write the name of the nominee in the space provided:

(2)	To approve the proposal to reserve an additional 600,000 shares of Common Stock for issuance pursuant to the Company’s 1998 Stock Option Plan.

|_| FOR                    |_| AGAINST                    |_| ABSTAIN

PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY. This Proxy, when properly executed, will be voted in accordance with the directions given by the undersigned stockholder(s). If no direction is made, it will be voted FOR the nominees listed in Proposal 1 above, FOR Proposal 2 above, and as the proxies deem advisable on all other matters that may properly come before the meeting or any adjournment thereof of which the Company did not have notice on or before March 26, 2003.

Dated _________________________________, 2003
Signature

Signature (if held jointly) Title or authority (if applicable)

NOTE: Please sign exactly as name appears hereon. If shares are registered in more than one name, the signature of all such persons are required. A corporation should sign in its full corporate name by a duly authorized officer, stating his or her title. Trustees, guardians, executors and administrators should sign in their official capacity, giving their full title as such. If a partnership, please sign in the partnership name by an authorized person.